UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                    Form 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                Date of report (date of earliest event reported):
                                  June 2, 2005

                               FRESH CHOICE, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                000-20792               77-0130849
 (State or other jurisdiction     (Commission           (I.R.S. Employer
      of incorporation)             File No.)          Identification No.)

                               485 Cochrane Circle
                              Morgan Hill, CA 95037
                    (Address of principal executive offices)

               Registrant's telephone number, including area code:
                                 (408) 776-0799


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
     240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 1.01      Entry into a Material Definitive Agreement.

     On June 2, 2005, Fresh Choice, Inc. (the "Company") entered into a letter agreement (the "Letter Agreement"), subject to Bankruptcy Court approval, with the Official Committee of Unsecured Creditors appointed in the Company's case (the "Committee"), Crescent Real Estate Equities Limited Partnership ("Crescent") and Cedarlane Natural Foods, Inc. ("Cedarlane") whereby Crescent and Cedarlane will sponsor a recapitalization of the Company pursuant to a plan of reorganization in accordance with the terms of the Letter Agreement (the "Plan").

     Under the terms of the Plan Crescent and Cedarlane would acquire 100% of the new equity interests in the reorganized Company, although the Agreement provides that Crescent's existing preferred stock interests would be reinstated and unimpaired, except to the extent that Crescent agrees otherwise. Existing holders of the Company's common equity interests would not receive any consideration on account of such interests under the terms of the Plan to be proposed in accordance with the Letter Agreement. Both the Plan and the disclosure statement with respect thereto, are subject to Bankruptcy Court approval.

     Crescent/Cedarlane will make available cash in the amount of $8,000,000 for payment of the allowed non-priority unsecured claims (subject to upward adjustment as set forth in the Letter Agreement). The Plan would also provide for the payment of administrative claims, including reclamation claims, and priority claims on the effective date or as soon as they are allowed, except that, at the election of Crescent/Cedarlane, claims of the kind specified in
Section 1129(a)(9) of the Bankruptcy Code will be paid in accordance with the provisions thereof. The Plan shall provide for the assumption by the reorganized debtor of the Company's Fairfield note in the approximate amount of $111,000, equipment leases in the approximate amount of $570,000, working capital net liabilities in an amount up to $4,250,000 and the treatment of secured claims asserted against the Company.

     Crescent/Cedarlane shall tender to the Company a deposit in the amount of $250,000 (the "Initial Deposit"), within two (2) Business Days of signing this Letter Agreement. Crescent/Cedarlane shall tender to the Company a second deposit also in the amount of $250,000 (the "Second Deposit"), within two (2) Business Days of date on which the Court order approving the Break-Up Fee becomes final and non-appealable. The Initial Deposit and the Second Deposit shall be non-refundable under the terms and conditions set forth in the Letter Agreement. The Letter Agreement provides for payment of a breakup fee in the amount of $250,000 to Crescent/Cedarlane if Crescent/Cedarlane is not the successful bidder for or acquirer of the Company because a bid or bids higher and better than Crescent/Cedarlane's is approved by the Bankruptcy Court.

The Letter Agreement also contains several provisions that address the Company's operations prior to confirmation, the asset and business preservation of the Company, certain representations and warranties of the Company and the conditions to Crescent/Cedarlane's consummation of the Plan.

     The Letter Agreement is attached as Exhibit 99.1 hereto and is hereby incorporated by reference and parties should review the Letter Agreement in its entirety.


Item 9.01      Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit No.              Description
-----------              -----------

   99.1 Letter Agreement entered into June 2, 2005 by the Company, subject to Bankruptcy Court approval, with the Official Committee of Unsecured Creditors appointed in the Company's case (the "Committee"), Crescent Real Estate Equities Limited Partnership ("Crescent") and Cedarlane Natural Foods, Inc. ("Cedarlane") whereby Crescent and Cedarlane will sponsor a recapitalization of the Company pursuant to a plan of reorganization in accordance with the terms of the Letter Agreement (the "Plan").

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2005

                                           Fresh Choice, Inc.

                                           By: /s/ David E. Pertl
                                               ---------------------------------
                                               David E. Pertl
                                               Executive Vice President and
                                               Chief Financial Officer

                                  EXHIBIT INDEX
                                  -------------


Exhibit No.              Description
-----------              -----------

   99.1 Letter Agreement entered into June 2, 2005 by the Company, subject to Bankruptcy Court approval, with the Official Committee of Unsecured Creditors appointed in the Company's case (the "Committee"), Crescent Real Estate Equities Limited Partnership ("Crescent") and Cedarlane Natural Foods, Inc. ("Cedarlane") whereby Crescent and Cedarlane will sponsor a recapitalization of the Company pursuant to a plan of reorganization in accordance with the terms of the Letter Agreement (the "Plan").